Exhibit 10.10

SEPARATION AND GENERAL RELEASE AGREEMENT

I, Diane Stroehmann, enter into this Separation and General Release Agreement (“Agreement”) with Sienna Biopharmaceuticals, Inc., a Delaware Corporation (the “Company”), as of the Effective Date, which is the eighth (8th) day after the date on which I sign this Agreement.

WHEREAS, I am employed by the Company pursuant to that certain Employment Agreement effective as of January 7, 2016, as amended and restated on July 26, 2017 (the “Employment Agreement”);

WHEREAS, the Company and I (collectively the “Parties”, or, individually, a “Party”) desire to specify the terms and date of my resignation from the Company and resolve any and all disputes that may exist between us and to specify the terms of my resignation; and

NOW, THEREFORE, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1. Resignation from Employment.

(a) I hereby tender my resignation as an officer and employee of the Company and any of its parents, subsidiaries and affiliates (the “Affiliates”) as of August 1, 2019 (the “Resignation Date”). I agree to sign any documentation of my resignation reasonably required by the Company.

(b) I acknowledge and agree that, on the Resignation Date, the Company will pay me any accrued salary previously unpaid, including my accrued, unused vacation pay, earned through the Resignation Date, subject to standard payroll deductions and withholdings. I acknowledge that I am entitled to these payments regardless of whether I execute this Agreement.

(c) Except as set forth in this Agreement, I understand that I am giving up any right or claim to future employment at the Company, including without limitation, any future compensation or benefits, except as set forth in this Agreement.

(d) I understand and agree that I am not and will not be entitled to any payment pursuant to Sections 6(b) or (c) of the Employment Agreement.

(e) I have submitted any unreimbursed business expenses on or before the Resignation Date, which will be reimbursed in accordance with Company policy, and I have not incurred any business expenses after the date this Agreement was presented to me without express written approval of the Company. I acknowledge that I am entitled to these reimbursements regardless of whether I execute this Agreement.

(f) On or before the Resignation Date, I will return to the Company all property of the Company, including without limitation, documents and records, all keys, access cards, credit cards, calling cards, computer hardware and software, cellular phones and other mobile communications devices.

(g) Subject to Section 11 below, I hereby reaffirm the covenants, terms and conditions set forth in the Confidential Information, Inventions Assignment and Arbitration Agreement between the Company and me dated as of January 18, 2016 (the “Confidentiality Agreement”) and acknowledge that the Confidentiality Agreement shall survive termination of my employment and remain in full force and effect in accordance with its terms, including, without limitation, the confidentiality information and non-solicitation restrictive covenants set forth therein.

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(h) Subject to Section 11, I will cooperate fully with the Company and its Affiliates concerning reasonable requests for information about the business of the Company or its Affiliates or my involvement and participation therein; the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its subsidiaries or affiliates which relate to events or occurrences that transpired while I was employed by the Company; and in connection with any investigation or review by any federal, state or local regulatory, quasi- or self-regulatory or self-governing authority or organization (including, without limitation, the Securities and Exchange Commission and the Financial Industry Regulatory Authority, Inc.) as any such investigation or review relates to events or occurrences that transpired while I was employed by the Company. I agree that, upon reasonable request and taking into account my other obligations, to be available to meet and speak with officers or employees of the Company, its Affiliates and/or their counsel at reasonable times and locations, executing accurate and truthful documents, appearing at the Company’s request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing. The Company will reimburse me for reasonable expenses incurred by me in response to Company requests pursuant to this Section 1(h).

(i) I acknowledge that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to me as a result of my employment with the Company and the termination thereof. I further acknowledge that, other than the Confidentiality Agreement and the agreements evidencing my outstanding equity awards (as amended by Section 2 below), this Agreement shall supersede each agreement entered into between Executive and the Company regarding Executive’s employment, including, without limitation, that the Employment Agreement. Each such agreement superseded hereby shall be deemed terminated and of no further effect as of the Resignation Date.

2. Equity Awards. I understand that, as of my Resignation Date, I forfeited any right in any unvested shares subject to my outstanding equity awards. With regard to that certain option to purchase 14,632 shares of common stock of the Company granted to me on January 1, 2019 (the “Bonus Option”), the post-termination exercise period applicable to the vested portion of the Bonus Option shall be extended through the earlier of (A) the third anniversary of the Separation Date or (B) the original expiration date of the Bonus Option, subject to earlier termination upon certain event as provided in the Company’s equity plan (such date, the “Extension Date”), and the agreements evidencing the Bonus Option shall be deemed amended to the extent necessary to reflect such extended exercisability. If I desire to exercise any vested shares subject to my equity awards, I must follow the procedures set forth in my applicable award agreement, including payment of the exercise price and any withholding obligations. If by the Extension Date for the Bonus Option or the applicable date set forth in any other award agreement for options, the Company has not received a duly executed notice of exercise and remuneration in accordance with my applicable option agreement, my vested shares subject to the options shall automatically terminate and be of no further effect.

3. Non-Disparagement/References.

(a) Subject to Section 10, the Parties agree that to the extent the Company or its Affiliates communicate to my coworkers, other than officers of the Company or its Affiliates, or to third parties, the Company, consistent with this Agreement, will characterize my separation as a resignation from the Company to pursue other interests and that I will consult with the Company during a transition period.

(b) Subject to Section 10, from the date I sign this Agreement forward, I will not, publicly or privately, disparage, defame or criticize the Company, its Affiliates, officers, directors, products, services, technology, partners, agents, business or shareholders.

(c) Subject to Section 10, the Company will instruct the Executive Officers of the Company not to, publicly or privately, disparage, defame or criticize me. The Company shall be responsible for their statements so long as they remain employed by the Company.

(d) Nothing contained in this Section 3 or this Agreement shall be interpreted to require any Party to make any false statement, or restrict any Party in any way from providing any information required by applicable law or legal process.

4. Release of Claims by Employee.

(a) General Release. I, on behalf of myself, my heirs, estate, trust(s), successors and assigns, hereby release and forever discharge the “Releasees” hereunder, consisting of the Company and the Affiliate, and each of their respective partners, members, managers, associates, affiliates, subsidiaries, successors, heirs, assigns, agents, directors, officers, employees, shareholders, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all Claims, as defined in Section 4(b).

(b) Claims Released. The “Claims” released herein include any and all manner of complaints, claims, inquiries, action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent, which I now has have or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. Without limiting the generality of the foregoing, Claims shall include: any claims in any way arising out of, based upon, or related to my employment by or service as a director to any of the Releasees, or any of them, or the termination thereof; any claim for wages, salary, commissions, bonuses, fees, incentive payments, profit-sharing payments, expense reimbursements, leave (including annual leave, long service leave and personal leave), vacation redundancy or separation pay, notice of termination or payment in lieu of notice or other benefits; any alleged breach of any express or implied contract of employment, including without limitation the Employment Agreement and the Letter; any alleged torts or other alleged legal restrictions on the Company’s rights to terminate my employment; and any alleged violation of any federal, state or local statute or ordinance regulation, award enterprise agreement or other instrument made or approved under any law, including, without limitation, Claims arising under: Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq. (the “ADEA”); Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; the California Fair Employment and Housing Act, as amended, Cal. Lab. Code § 12940 et seq.; the California Equal Pay Law, as amended, Cal. Lab. Code §§ 1197.5(a),1199.5; the Moore-Brown-Roberti Family Rights Act of 1991, as amended, Cal. Gov’t Code §§12945.2, 19702.3; California Labor Code; the California WARN Act, Cal. Lab. Code § 1400 et seq.; the California False Claims Act, Cal. Gov’t Code § 12650 et seq.; the California Corporate Criminal Liability Act, Cal. Penal Code § 387; or under the California Labor Code), or any other federal, state or local law.

(c) Claims not Released. Nothing in this Agreement is intended to release or waive my rights (i) under COBRA, (ii) to unemployment insurance benefits, (iii) to any accrued and vested pension benefits, stock options, restricted shares or other benefits under any employee plan in which I was a participant prior to the Resignation Date, (iv) to commence an action or proceeding to enforce the terms of this Agreement, (v) to indemnification for attorneys’ fees, costs, and/or expenses pursuant to applicable statutes, Certificates of Incorporation and By-laws of the Company or the Affiliates, including any rights under California Labor Code Sections 2800 or 2802 (the “Unreleased Claims”); or (vi) any right that may not be released by private agreement.

(d) Unknown Claims. I ACKNOWLEDGE THAT I AM HEREBY ADVISED OF AND FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, I HEREBY EXPRESSLY WAIVE ANY RIGHTS THAT I MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

(e) Review and Revocation

(i) I understand that under the Older Workers Benefit Protection Act, I have a right to review and revoke this agreement as follows. I agree and acknowledge that this Agreement includes a waiver and release of all claims that I have or may have under the ADEA. The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this general release:

(A) This Agreement is written in a manner calculated to be understood by me, and I understand it.

(B) The waiver and release of claims under the ADEA contained in this Agreement does not cover rights or claims that may arise after the date on which I sign this Agreement.

(C) This Agreement provides for consideration in addition to anything of value to which I am already entitled.

(D) I am hereby advised to consult an attorney before signing this Agreement.

(E) I have been granted twenty-one (21) days after receiving this Agreement to decide whether or not to sign this Agreement. If I sign this Agreement prior to the expiration of the twenty-one (21) day period, I do so voluntarily and after having had the opportunity to consult with an attorney, and I hereby waive the remainder of the twenty-one (21) day period. I agree that any changes or amendments to this Agreement, whether or not material, shall not restart the twenty-one (21) day period.

(F) I have the right to revoke this Agreement within seven (7) days of signing this Agreement. Consequently, this Agreement shall not be enforceable or effective until the eighth (8th) day after I sign this Agreement (the “Effective Date”). In the event this Agreement is revoked, this Agreement will be null and void in its entirety, and I will not be entitled to the separation benefits as provided in Section 2.

(G) If I wish to revoke this Agreement, I must deliver written notice stating my intent to revoke this Agreement to the person and address specified in Section 5, on or before 5:00 p.m. on the seventh (7th) Day after the date on which I signed this Agreement.

(f) No Assignments of Claims. I represent and warrant that there has been no assignment or other transfer of any interest in any Claim that I may have against Releasees, or any of them, and I agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the Parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against me under this indemnity.

(g) No Actions. I agree that if I hereafter commence any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then I will pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim. The foregoing shall not apply to: (1) my right to file a charge with the United States Equal Employment Opportunity Commission; however, I hereby waive any right to any damages or individual relief resulting from any charge; or (2) any suit or Claim to the extent it challenges the effectiveness of this release with respect to a claim under the Age Discrimination in Employment Act.

(h) No Admission. I understand and agree that neither the payment of any sum of money nor the execution of this Agreement shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to me.

(i) My Representations. I warrant and represent that (i) I have not filed or authorized the filing of any complaints, charges or lawsuits against the Company, or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to me, such a complaint, charge or lawsuit has been filed on my behalf, I will immediately cause it to be withdrawn and dismissed, (ii) I have reported all hours worked as of the Resignation Date and have been paid all compensation, wages, bonuses, commissions, and/or benefits to which I may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to me, except as provided in this Agreement, (iii) I have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (iv) the execution, delivery and performance of this Agreement by me does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which I am a party or any judgment, order or decree to which I am subject, and (v) upon the execution and delivery of this Agreement by the Company and me, this Agreement will be a valid and binding obligation of me and Company, enforceable in accordance with its terms.

(j) No Reliance. I acknowledge that different or additional facts may be discovered in addition to what is now known or believed to be true by me with respect to the matters released in this Agreement, and I agree that this Agreement shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts.

5. Notices.

Any notice to be given hereunder shall be deemed sufficient if addressed in writing and delivered by certified mail to the addresses listed below:

If to the Company:

Sienna Biopharmaceuticals, Inc.

30699 Russell Ranch Road

Suite 140

Westlake Village, CA 91362

Attn: General Counsel

If to me, to:

Diane Stroehmann

[address omitted]

Notices and communications shall be effective when actually received by the addressee. Either Party may change the address for notice by sending written notice of a change of address to the other Party in accordance with this Section 5.

6. Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to exceed the limitations permitted by applicable law, as determined by such court in such action, then the provisions will be deemed reformed to apply to the maximum limitations permitted by applicable law and the Parties hereby expressly acknowledge their desire that in such event such action be taken. Notwithstanding the foregoing, the Parties further agree that if any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions shall remain in full force and effect and in no way shall be affected, impaired or invalidated.

7. Entire Agreement; Amendment. This Agreement represents the entire agreement and understanding among the Parties concerning my employment and separation from the Company and, except as expressly set forth herein or under the Confidentiality Agreement, supersedes and replaces any and all prior agreements and understandings concerning my relationship with the Company and his compensation from the Company. This Agreement may only be amended by a writing signed by both me and a duly authorized officer of the Company. I further understand that the Employment Agreement is hereby terminated, except that Sections 8(a), (b) and (h) of the Employment Agreement shall survive the termination of the Employment Agreement. Notwithstanding the foregoing, my obligations under any restrictive covenant, confidentiality, intellectual property and/ or assignment of inventions agreement or provisions of any agreement, including without limitation, the Confidentiality Agreement, shall survive the Resignation Date and shall not be amended, limited or superseded by this Agreement.

8. Governing Law. This Agreement shall be governed by the laws of the State of California without regard to its conflict of laws rules.

9. Confidentiality. Subject to Section 10, I will not, directly or indirectly, provide to any person or entity any information that concerns or relates to the negotiation of or circumstances leading to the execution of this Agreement or to the terms and conditions hereof, provided that I may make disclosure of the foregoing: (a) to the extent that such disclosure is specifically required by law or legal process or as authorized in writing by the Company; (b) to my tax advisor(s) or accountant(s) as may be necessary for the preparation of tax returns or other reports required by law; (c) to my attorney(s); (d) to members of my immediate family; and/or (e) to any tax agency. Provided, that prior to disclosing any such information (except disclosures required by law or legal process or as authorized in writing), I must inform the recipients that they are bound by the limitations of this Section 9.

10. Right to Communicate Directly with Governmental or Self-Regulatory Bodies. Nothing in this Agreement, the Confidentiality Agreement or any exhibit or attachment hereto prohibits or in any way restricts me, or any other person, from communicating directly with, cooperating with or providing information to the U.S. Securities and Exchange Commission or any other governmental or regulatory body or any self-regulatory organization or making other disclosures that are protected under applicable law or receiving awards from or by a government agency for providing information. I understand that I do not need the prior authorization of the Company before taking such actions and am not required to inform the Company if you do so. Furthermore, in accordance with 18 U.S.C. § 1833, notwithstanding anything to the contrary in the Confidentiality Agreement or this Agreement: (i) I shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (x) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (ii) if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney, and may use the trade secret information in the court proceeding, if I file any document containing the trade secret under seal, and do not disclose the trade secret, except pursuant to court order.

11. Attorneys’ Fees. The Parties shall bear their own attorneys’ fees and expenses in connection with the negotiation of and entry into this Agreement. In the event of any litigation or arbitration arising out of a dispute as to the interpretation, enforcement or breach of this Agreement, the prevailing party shall be entitled to an award of its attorneys’ fees, expert witness expenses and legal costs reasonably incurred.

12. Voluntary Execution of Agreement. I acknowledge and agree that I am executing this Agreement voluntarily and without any duress or undue influence on the part or behalf of the Company, with the full intent of releasing all Claims. I further acknowledge and agree that I have been represented with respect to this Agreement by legal counsel of my own choice or I have voluntarily declined to seek such counsel.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be to be duly executed and delivered as of the date indicated next to their respective signatures below, which such dates shall be on or after the Resignation Date and prior to the 21st day following the Resignation Date.

COMPANY:	Sienna Biopharmaceuticals, Inc.

/s/ Timothy K. Andrews
By: Timothy K. Andrews
Title: General Counsel and Secretary

Date: August 1, 2019

EMPLOYEE:	/s/ Diane Stroehmann
Diane Stroehmann

Date: August 1, 2019